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                              EMPLOYMENT AGREEMENT
                               (Robert H. Steers)

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of ___________, 2004 (the "Effective Date") by and between Cohen & Steers Capital Management, Inc. (the "Company") and Robert H. Steers (the "Executive").

                  The Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment; and

                  Executive desires to continue such employment and enter into such an agreement.

                  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereof (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

                  2.     Position.

                         a. During the Employment Term, Executive shall serve as
Co-Chief Executive Officer of Cohen & Steers, Inc. ("Cohen & Steers") and the Company and Co-Chairman of the Board of Directors of Cohen & Steers (the "Board") and the Board of Directors of the Company (the "Company Board"). In such positions, Executive shall have authority commensurate with such positions and such duties, commensurate with such positions, as shall be determined from time to time by the Board and the Company Board, as applicable, and Executive shall report directly to the Board and the Company Board, as applicable.

                         b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (x) from managing Executive's personal investments, (y) from continuing to serve on any board of directors, or as trustee, of any business corporation or any charitable organization on which Executive serves as of the Effective Date and which have been previously disclosed to the Company and (z) subject to the prior approval of the Board (which shall not be unreasonably withheld), from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8 of this Agreement.






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                                                                               2

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

                  4. Annual Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Compensation Committee of the Board; provided, however, that the Annual Bonus for each such fiscal year shall be at least $1,000,000 (the "Target Annual Bonus") and no greater than $5,000,000; provided, further, however, that the Annual Bonus for fiscal year 2004 shall be $1,000,000.

                  5.     Benefits.

                         a. Employee Benefits. During the Employment Term,
Executive shall be entitled to (i) employee benefits that are no less favorable than those employee benefits provided to Executive prior to the Effective Date and (ii) participate in all employee benefit programs of the Company and its affiliates maintained for the benefit of employees of the Company on a basis which is no less favorable than is provided to any other executives of the Company (collectively, the "Employee Benefits").

                         b. Tax Gross-Up Payment. If it shall be determined that
any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company or its affiliates would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall receive a gross-up payment pursuant to Exhibit A attached hereto.

                  6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

                  7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                         a. By the Company For Cause or By Executive Resignation
Without Good Reason.

             (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in Section 7(c)).







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                                                                               3


               (ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure substantially to perform the Participant's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) Executive's engagement in conduct inimical to the interests of the Company or any of its affiliates, including without limitation, fraud, embezzlement, theft or dishonesty in the course of Executive's employment hereunder, (C) Executive's commission of, or plea of guilty or nolo contendere to, (I) a felony or (II) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or any of its affiliates, (D) Executive's disclosure of trade secrets or confidential information of the Company or any of its affiliates, or (E) Executive's breach of any agreement with the Company or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

               (iii) If Executive's employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                    (A) the Base Salary through the date of termination;

                    (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

                    (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                    (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company and its affiliates (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

                  In addition, if Executive resigns without Good Reason, Executive and Executive's spouse and dependents shall be entitled to receive continued coverage under the medical plans of the Company and its affiliates in which Executive was participating at the time of such termination for the remainder of Executive's life, subject to payment by Executive of the same premiums Executive would have paid during such period of coverage if Executive were an active employee of the Company and its affiliates (the "Continued Medical Benefits"). Following the termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Section 5(b), this Section 7(a)(iii) and Section 11(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                    b. Disability or Death.

               (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to






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the existence of the Disability of Executive as to which Executive and the
Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

               (ii) Upon termination of Executive's employment hereunder due to either death or Disability, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                    (A)  the Accrued Rights;

                    (B)  the Continued Medical Benefits, if applicable; and

                    (C) a lump sum payment equal to Executive's Target Annual
               Bonus for the fiscal year in which the termination occurs, payable when the Annual Bonus would have otherwise been payable had Executive's employment not terminated.

                  Following Executive's termination of employment due to death or Disability, except as set forth in Section 5(b), this Section 7(b)(ii) and
Section 11(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                         c. By the Company Without Cause or Resignation by
Executive for Good Reason.

                  (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause (which (x) shall include the Company's election not to extend the Employment Term pursuant to Section 1 of this Agreement and (y) shall not include a termination due to death or Disability) or by Executive's resignation for Good Reason (each, a "Qualifying Termination").

                  (ii) For purposes of this Agreement, "Good Reason" shall mean
(A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus (to the extent earned in accordance with the terms of any applicable annual bonus or annual incentive arrangement), if any, when due or
(B) any substantial and sustained diminution in Executive's authority or responsibilities; provided that either of the events described in clauses (A) and (B) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

                  (iii) If Executive's employment terminates due to a Qualifying Termination, Executive shall be entitled to receive:

                       (A) the Accrued Rights;





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                                                                               5



                         (B) subject to Executive's continued compliance with the provisions of Sections 8 and 9 of this Agreement, a lump sum payment equal to, (I) if the Qualifying Termination occurs prior to a Change in Control (as defined in the Cohen & Steers, Inc. 2004 Stock Incentive Plan or any successor plan thereto), two times the sum of Executive's Base Salary and Target Annual Bonus and (II) if the Qualifying Termination occurs on the date of, or following, a Change in Control, three times the sum of Executive's Base Salary and Target Annual Bonus; provided that (x) any termination of employment by the Company without Cause within six months prior to the occurrence of a Change in Control shall be deemed to be a termination of employment on the date of such Change in Control and (y) the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

                         (C) the Continued Medical Benefits.

                  Following Executive's termination of employment by the Company due to a Qualifying Termination, except as set forth in Section 5(b), this
Section 7(c)(iii) and Section 11(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                         d. Expiration of Employment Term.

                    (i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1 of this Agreement, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. In the event Executive elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights and the Continued Medical Benefits. In the event the Company elects not to extend the Employment Term, such election shall be treated as a termination by the Company without Cause and Executive shall be entitled to receive payments and benefits pursuant to Section 7(c)(iii) of this Agreement.

                  Following such termination of Executive's employment hereunder as a result of either party's election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and Section 11(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                      (ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.






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                         e. Notice of Termination. Any purported termination of
employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                         f. Use of Name.

                    (i) Notwithstanding any other provision of this Agreement or any other Company policy, upon a termination of Executive's employment for any reason, subject to Section 7(f)(ii), Executive shall retain the right to use Executive's name in connection with future business ventures.

                    (ii) Executive acknowledges and agrees that the Company owns and shall continue to own exclusively all rights in and to the name and trademark "COHEN & STEERS", and any name or trademark that contains that combination of words that may exist now or at any time in the future. Executive covenants that following termination of Executive's employment, he will not use his name in conjunction with the name Cohen, or in conjunction with any confusingly similar name or word.

                    (iii) For the avoidance of doubt, Executive hereby grants to the Company a worldwide, non-exclusive, non-transferable, non-sublicensable, perpetual, royalty-free right and license to use (A) Executive's name, and initials; and (B) Executive's likeness, photograph, portrait, signature, autographs and biographical information, solely in connection with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning).

                8. Non-Competition.

                    a. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees that, during the Employment Term and for a period of one year following the date Executive ceases to be employed by the Company due to (x) a termination by the Company for Cause, (y) a resignation by Executive without Good Reason or (z) Executive's election not to extend the Employment Term pursuant to Section 1 of the Agreement, Executive shall not:

                    (i) other than on behalf of the Company and its affiliates, seek to provide or provide investment advisory services to, (x) during the period when Executive remains in the employment of the Company and its affiliates, any person to whom the Company or an affiliate rendered such services during Executive's employment with the Company and its affiliates and
(y) following Executive's termination of employment with the Company and its affiliates, any person to whom the Company or an affiliate rendered such services during the three-year period prior to such termination of employment;






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                                                                               7



                    (ii) solicit or seek to induce or actually induce any person who is employed by the Company or an affiliate during Executive's employment with the Company and its affiliates, or who becomes employed by the Company or an affiliate at any time during the three-month period following the termination of Executive's employment, to discontinue such employment, or hire or employ any such person;

                    (iii) directly or indirectly engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) within the United States or any other country in which the Company or its affiliates is conducting business at the time of determination (a "Competitive Business");

                    (iv) directly or indirectly enter the employ of, or render any services to, any "person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto) (or any division or controlled or controlling affiliate of any person) who or which engages in a Competitive Business;

                    (v) directly or indirectly acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided that nothing herein shall preclude Executive from directly or indirectly, owning, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market, if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such person; or

                    (vi) directly or indirectly interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

                         b. It is expressly understood and agreed that, although
Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                   9. Confidentiality; Intellectual Property.

                         a. Confidentiality.

                    (i) Executive will not at any time (whether during or after Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of






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                                                                               8

Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

                    (ii) "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or
(c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

                    (iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

                    (iv) Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

                    b. Intellectual Property.

               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems,






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applications, presentations, textual works, content, or audiovisual materials)
("Works"), either alone or with third parties, prior to Executive's employment by the Company, that are relevant to or implicated by such employment ("Prior Works"), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business.

                    (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

                    (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

                    (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

                    (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.





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                                                                              10




                         c. The provisions of Sections 8 and 9 shall survive the
termination of Executive's employment for any reason.

                    10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                    11. Miscellaneous.

                         a. Governing Law. This Agreement shall be governed by
and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                         b. Entire Agreement/Amendments. This Agreement contains
the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                         c. No Waiver. The failure of a party to insist upon
strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                         d. Severability. In the event that any one or more of
the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                         e. Assignment. This Agreement, and all of Executive's
rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                         f. Set Off/No Mitigation. The Company's obligation to
pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or






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its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.

                         g. Successors; Binding Agreement. This Agreement shall
inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                         h. Notice. For the purpose of this Agreement, notices
and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  757 Third Avenue
                  New York, New York 10017

                  Attention:  General Counsel

                  If to Executive:

                  To the most recent address of Executive set forth in the personnel records of the Company.

                         i. Legal Fees and Expenses. The Company agrees to pay
all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Company or Executive of the validity or enforceability of, or liability under, any provision of this Agreement if Executive prevails in substantially all material respects on the issues presented for resolution.

                         j. Executive Representation. Executive hereby
represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                         k. Prior Agreements. This Agreement supersedes all
prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates.

                         l. Cooperation. Executive shall provide Executive's
reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.





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                                                                              12


                         m. Withholding Taxes. The Company may withhold from any
amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                         n. Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                     COHEN & STEERS CAPITAL MANAGEMENT, INC.

                      By: _________________________________

                     Title: ________________________________




                           --------------------------------------
                           Robert H. Steers






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                                                                       EXHIBIT A

                                Gross-Up Payment

                  In the event the provisions of Section 5(b) of the Agreement to which this Exhibit A is a part shall become applicable, then the following provisions shall apply:

                  (a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive's benefit (other than any amounts payable pursuant to this Exhibit A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") equal to the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors (the "Auditor"). The Auditor shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf) within five days of the receipt of the Auditor's determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf), the Company may require Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive's behalf, in which event the provisions of paragraph (c) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor's calculation of the Gross-Up Payments (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to this Exhibit A and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf).

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business






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days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Exhibit A, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after Executive's receipt of an amount advanced by the Company pursuant to this Exhibit A, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to this Exhibit A, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company's receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.